Exhibit 99

Colgate Announces 1st Quarter 2015 Results

Gross and Operating Profit Margins Up

Solid Worldwide Organic Sales Growth

NEW YORK--(BUSINESS WIRE)--April 30, 2015--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,070 million in first quarter 2015, a decrease of 6.0% versus first quarter 2014. Global unit volume grew 1.5%, pricing increased 2.5% and foreign exchange was negative 10.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 4.0%.

Net income and Diluted earnings per share in first quarter 2015 were $542 million and $0.59, respectively. Net income in first quarter 2015 included $67 million ($0.07 per diluted share) of aftertax charges resulting from the implementation of the Company’s four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”).

Net income and Diluted earnings per share in first quarter 2014 were $388 million and $0.42, respectively. Net income in first quarter 2014 included $248 million ($0.26 per diluted share) of aftertax charges resulting from the items described in Table 6.

Excluding the above noted items in both periods, Net income in first quarter 2015 was $609 million, a decrease of 4% versus first quarter 2014, and Diluted earnings per share in first quarter 2015 was $0.66, a decrease of 3% versus first quarter 2014. On a currency-neutral basis and excluding the above noted items in both periods, Diluted earnings per share increased double digit.

Gross profit margin was 58.8% in first quarter 2015 versus 58.4% in first quarter 2014. Excluding the above noted items in both periods, Gross profit margin was 58.9% in first quarter 2015, an increase of 30 basis points versus the year ago quarter, primarily as a result of higher pricing and the benefits from cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program, partially offset by higher raw and packaging material costs, driven by significant foreign exchange transaction costs.

Selling, general and administrative expenses were 35.6% of Net sales in first quarter 2015 versus 35.7% of Net sales in first quarter 2014. Excluding the above noted items in both periods, Selling, general and administrative expenses decreased by 10 basis points to 35.2% of Net sales in first quarter 2015, due to decreased advertising investment, partially offset by higher overhead expenses, both as a percentage of Net sales. Worldwide advertising investment decreased 10% to $430 million versus the year ago quarter.

Operating profit increased 36% to $860 million in first quarter 2015 compared to $634 million in first quarter 2014. Excluding the above noted items in both periods, Operating profit decreased 4% to $960 million in first quarter 2015. Operating profit margin was 21.1% in first quarter 2015 versus 14.7% in first quarter 2014. Excluding the above noted items in both periods, Operating profit margin was 23.6% in first quarter 2015, an increase of 40 basis points versus the year ago quarter.

Net cash provided by operations year to date was $727 million compared to $820 million in the comparable 2014 period, primarily due to lower operating earnings and an increase in tax receivables. Free cash flow before dividends (Net cash provided by operations less Capital expenditures) exceeded 100% of Net income. Working capital as a percentage of Net sales was negative 1.3%, an improvement of 50 basis points versus the year ago period.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2015 and 2014 items noted above, “In the face of challenging macroeconomic conditions worldwide, we are pleased to have started the year with solid organic sales growth and higher profitability as a percent to sales, despite significant foreign currency headwinds. Gross profit margin and operating profit margin both increased versus the year ago period.

“The 4.0% organic sales growth worldwide was led by emerging markets where organic sales grew a strong 6.5%, despite economic challenges in certain countries.

“Colgate’s leading share of the global toothpaste market strengthened during the quarter to 45.2% year to date, up 0.7 share points versus the year ago period. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 33.8% year to date, up 0.3 share points versus the year ago period.”

In closing, Mr. Cook commented, “As we look ahead, macroeconomic conditions and foreign exchange volatility remain challenging. Despite that, we anticipate another year of solid organic sales growth driven by a full new product pipeline across all categories and geographies. While our long-term goal of double-digit annual earnings per share growth remains unchanged, we continue to see significant deterioration in foreign exchange rates. We are planning for a year of gross margin expansion, however, based on current spot rates, we now expect a low-single-digit earnings per share decline on a dollar basis, excluding charges related to the 2012 Restructuring Program. This earnings per share decline would reflect a double-digit increase on a currency-neutral basis.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for first quarter 2015 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information schedules for additional information on divisional net sales and operating profit.

North America (20% of Company Sales)

North America Net sales increased 0.5% in first quarter 2015. Unit volume was even with the year ago quarter with 1.5% higher pricing, while foreign exchange was negative 1.0%. Organic sales increased 1.5% during the quarter.

Operating profit in North America increased 1% in first quarter 2015 to $218 million, or 10 basis points to 27.6% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, partially offset by an increase in Other (income) expense, net, all as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives and higher pricing, which more than offset higher costs, primarily due to higher raw and packaging material costs. This decrease in Selling, general and administrative expenses was due to decreased advertising investment due to the timing of new product launches. This increase in Other (income) expense, net was due to higher expense from purchases of inventory from the Latin America reportable operating segment.

In the U.S., new product launches are contributing to volume growth. Market share gains year to date were seen in toothpaste, mouthwash, liquid hand soaps, body wash and fabric conditioners. Colgate’s share of the toothpaste market increased 0.6 share points to 35.4% year to date driven by strong sales of Colgate Enamel Health, Colgate Optic White Platinum Express White and Tom’s of Maine toothpastes. In manual toothbrushes, Colgate continued its brand market leadership in the U.S. with its market share in that category at 41.7% year to date. Strong sales of Colgate Sensitive Toothbrush + Built-In Sensitivity Relief Pen, Colgate 360° Enamel Health and Colgate 360° Optic White Platinum manual toothbrushes contributed to volume growth in the quarter.

Successful products driving volume growth in the U.S. in other categories include Colgate Total Gum Health, Colgate Total Lasting White and Colgate Kids mouthwashes, Softsoap Fragrant Foaming Collection of liquid hand soaps, Softsoap Fresh & Glow body washes, Irish Spring Signature For Men body wash and bar soap and Suavitel Fast Dry fabric conditioner.

Latin America (27% of Company Sales)

Latin America Net sales decreased 5.5% in first quarter 2015. Unit volume increased 1.5% with 8.0% higher pricing, while foreign exchange was negative 15.0%. Acquisitions contributed 0.5% to volume. Volume gains were led by Mexico, Ecuador and Central America and were partially offset by volume declines in Brazil and Venezuela. Organic sales for Latin America increased 9.0%.

Operating profit in Latin America increased 6% in first quarter 2015 to $308 million, or 310 basis points to 28.3% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit, a decrease in Selling, general and administrative expenses and a decrease in Other (income) expense, net, all as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program and higher pricing, which more than offset higher costs, primarily due to higher raw and packaging material costs, driven by foreign exchange transaction costs. This decrease in Selling, general and administrative expenses was due to lower overhead expenses and decreased advertising investment, reflecting a shift from advertising investment to in-store promotional activities. This decrease in Other (income) expense, net was primarily due to higher income from sales of inventory to the North America reportable operating segment.

Colgate strengthened its leadership in toothpaste throughout Latin America during the quarter driven by market share gains in Mexico, Brazil, Venezuela, Argentina, Chile and El Salvador. Strong sales of Colgate Luminous White Advanced, Colgate Luminous White Instant, Colgate Total Professional Breath Health, Colgate Sensitive Pro-Relief Enamel Repair and Colgate Maximum Cavity Protection plus Neutrazucar toothpastes contributed to volume growth throughout the region. Colgate’s leadership in the manual toothbrush category continued throughout the region, driven by strong sales of Colgate 360° Interdental, Colgate 360° Breath Health, Colgate Slim Soft, Colgate Extra Clean and Colgate Premier manual toothbrushes.

Products in other categories contributing to volume growth include Colgate Plax Ice Infinity mouthwash, Protex Men, Protex Vitamin E, Protex Omega 3, Palmolive Men and Palmolive Naturals Yogurt and Royal Jelly bar soaps, Protex Intimate Care feminine wash, Suavitel Complete and Suavitel Aroma Intense fabric conditioners, Axion Goodbye Odors dish liquid and Fabuloso Lavender liquid cleaner.

Europe/South Pacific (18% of Company Sales)

Europe/South Pacific Net sales decreased 14.5% in first quarter 2015. Unit volume increased 5.0% with 4.5% lower pricing due to increased promotional activities, while foreign exchange was negative 15.0%. Divestments decreased volume by 0.5%. Volume gains were led by the United Kingdom, Australia and Germany. Organic sales for Europe/South Pacific increased 1.0%.

Operating profit in Europe/South Pacific decreased 15% in first quarter 2015 to $184 million, or 30 basis points to 24.8% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Selling, general and administrative expenses as a percentage of Net sales. Gross profit as a percentage of Net sales was even with the first quarter of 2014, as cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program fully offset higher raw and packaging material costs, driven by foreign exchange transaction costs, and the impact of lower pricing due to increased promotional activities. This increase in Selling, general and administrative expenses was due to higher overhead expenses and increased advertising investment.

Colgate strengthened its oral care leadership in the Europe/South Pacific region driven by toothpaste market share gains in France, Italy, Spain, the Netherlands, the Baltic region and the Nordic region. Successful premium products driving market share gains include Colgate Max White One Optic, Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer and elmex Sensitive Plus Gentle Whitening toothpastes. In the manual toothbrush category, Colgate Cavity Protection, Colgate 360° Interdental and Colgate Slim Soft Charcoal manual toothbrushes contributed to market share gains across the region.

Recent premium innovations contributing to volume growth in other product categories include the Sanex Advanced line of shower gels, deodorants, hand creams and body lotions, Ajax All Usage Gel liquid cleaner, Ajax Easy Rinse spray cleaner and Soupline Paradise Sensations fabric conditioner.

Asia (16% of Company Sales)

Asia Net sales decreased 1.5% during first quarter 2015. Unit volume increased 1.0% with 1.0% lower pricing, while foreign exchange was negative 1.5%. Acquisitions contributed 0.5% to volume. Volume gains were led by India, the Philippines and Thailand and were partially offset by volume declines in the Greater China region. Organic sales for Asia decreased 0.5%.

Operating profit in Asia was $193 million in first quarter 2015, even with the first quarter of 2014, while as a percentage of Net sales, it increased 50 basis points to 29.2%. This increase in Operating profit as a percentage of Net sales was due to a decrease in Selling, general and administrative expenses, which was partially offset by a decrease in Gross profit, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, which included foreign exchange transaction costs, and lower pricing, partially offset by cost savings from the Company’s funding-the-growth initiatives. This decrease in Selling, general and administrative expenses was due to lower overhead expenses and decreased advertising investment, the latter due to the timing of new product launches and a shift from advertising investment to in-store promotional activities.

Colgate continued its toothpaste leadership in Asia, with market share gains led by India, the Philippines and Pakistan. Successful new products including Colgate 360° Charcoal Deep Clean, Colgate Optic White Plus Shine, Colgate Active Salt Healthy White and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes contributed to volume growth in the region. Successful products contributing to volume growth in other categories in the region include Colgate Slim Soft Dual Action, Colgate 360° Charcoal Gold and Colgate 360° Pro Gum Health manual toothbrushes, Colgate Plax Visible White, Colgate Plax Active Salt and Colgate Plax Bamboo Charcoal Mint mouthwashes and Palmolive Naturals shampoo and conditioner.

Africa/Eurasia (6% of Company Sales)

Africa/Eurasia Net sales decreased 15.0% during first quarter 2015. Unit volume increased 0.5% with 7.5% higher pricing, while foreign exchange was negative 23.0%. Volume gains were led by the Sub-Saharan Africa region and South Africa and were partially offset by volume declines in the Central Asia/Caucasus Region. Organic sales for Africa/Eurasia increased 8.0%.

Operating profit in Africa/Eurasia decreased 34% in first quarter 2015 to $39 million, or 440 basis points to 15.4% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, driven by higher foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This increase in Selling, general and administrative expenses was due to higher overhead expenses, partially offset by decreased advertising investment.

Colgate continued its toothpaste leadership in Africa/Eurasia, driven by market share gains in the Sub-Saharan Africa region, North Africa, Russia, South Africa, Turkey and Ukraine. Successful products contributing to volume growth in the region include Colgate Optic White Instant and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes, Colgate Slim Soft Charcoal and Colgate 360° Whole Mouth Clean manual toothbrushes, Colgate Plax Forte Oak Bark & Fir mouthwash, Palmolive Gourmet Spa Peach Sorbet, Palmolive Gourmet Spa Creamy Coffee, Palmolive Men Taiga Freshness and Protex for Men shower gels and Protex African Therapy bar soap.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales decreased 2.5% during first quarter 2015. Unit volume increased 2.0% with 3.5% higher pricing, while foreign exchange was negative 8.0%. Volume gains were led by the United States and Australia and were partially offset by volume declines in Japan. Hill’s organic sales increased 5.5%.

Hill’s Operating profit increased 2% in first quarter 2015 to $147 million, or 130 basis points to 27.3% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, partially offset by an increase in Other (income) expense, net, all as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives and higher pricing, which more than offset higher raw and packaging material costs, which included foreign exchange transaction costs. This decrease in Selling, general and administrative expenses was primarily due to lower overhead expenses and decreased advertising investment. This increase in Other (income) expense, net was in part due to the expiration of a foreign sales tax exemption.

New product introductions driving volume growth in the U.S. include Hill’s Ideal Balance Crafted, Hill’s Science Diet Multiple Benefit and Hill’s Prescription Diet stews. Other products contributing to volume growth include Hill’s Ideal Balance Slim & Healthy and Hill’s Science Diet Sensitive Stomach & Skin.

New product introductions driving volume growth internationally include Hill’s Science Diet Perfect Weight, Hill’s Prescription Diet Metabolic and c/d Multicare Urinary Stress, Hill’s Ideal Balance and Hill’s Science Plan Small & Miniature Breed.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet, Hill’s Prescription Diet and Hill’s Ideal Balance. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data. Market share data is subject to limitations on the availability of up-to-date information. We believe that the third-party vendors we use to provide data are reliable, but we have not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Explanatory Note Regarding Currency-Neutral Calculations

Diluted earnings per share growth for first quarter 2015, on a currency-neutral basis, eliminates from Diluted earnings per share growth (GAAP) the impact of the items described in Table 6, and the period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of calculating Diluted earnings per share growth for first quarter 2015, on a currency-neutral basis, first quarter 2015 local currency results, which include the impact of foreign currency transaction gains and losses, are translated into U.S. dollars using average foreign exchange rates for first quarter 2014.

Management’s estimate of earnings per share growth on a currency-neutral basis for full year 2015 eliminates from earnings per share growth (GAAP) the impact of the items described in Table 6, the 2012 Restructuring Program and period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth for full year 2015, on a currency-neutral basis, estimated full year 2015 local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2014 average foreign exchange rates by quarter.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings per share growth (including on a currency neutral basis), financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements except as required by law. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three months ended March 31, 2015 vs 2014 included with this release for a comparison of organic sales growth to sales growth in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement Colgate’s Condensed Consolidated Statements of Income presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and, as applicable, excluding charges related to the 2012 Restructuring Program, charges related to the effective devaluations as a result of the changes to Venezuela’s foreign exchange system in 2014 and costs related to the sale of land in Mexico (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three months ended March 31, 2015 and 2014 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the three months ended March 31, 2015 and 2014 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

		Table 1

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2015 and 2014

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2015	2014

Net sales	$4,070	$4,325

Cost of sales	1,678	1,801

Gross profit	2,392	2,524

Gross profit margin	58.8%	58.4%

Selling, general and administrative expenses	1,450	1,544

Other (income) expense, net	82	346

Operating profit	860	634

Operating profit margin	21.1%	14.7%

Interest (income) expense, net	8	7

Income before income taxes	852	627

Provision for income taxes	269	195

Effective tax rate	31.6%	31.1%

Net income including noncontrolling interests	583	432

Less: Net income attributable to noncontrolling interests	41	44

Net income attributable to Colgate-Palmolive Company	$542	$388

Earnings per common share
Basic	$0.60	$0.42
Diluted	$0.59	$0.42

Average common shares outstanding
Basic	907.7	919.5
Diluted	916.3	928.6

		Table 2

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2015, December 31, 2014 and March 31, 2014

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2015	2014	2014

Cash and cash equivalents	$859	$1,089	$1,795
Receivables, net	1,611	1,552	1,670
Inventories	1,350	1,382	1,478
Other current assets	880	840	734
Property, plant and equipment, net	3,968	4,080	4,037
Other assets, including goodwill and intangibles	4,488	4,516	4,718
Total assets	$13,156	$13,459	$14,432

Total debt	$6,128	$6,148	$6,659
Other current liabilities	3,817	3,442	3,782
Other non-current liabilities	2,472	2,484	2,091
Total liabilities	12,417	12,074	12,532
Total Colgate-Palmolive Company shareholders' equity	460	1,145	1,630
Noncontrolling interests	279	240	270
Total liabilities and shareholders' equity	$13,156	$13,459	$14,432

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$5,019	$4,859	$4,621
Working capital % of sales	(1.3)%	0.8%	(0.8)%

*	Marketable securities of $250, $200 and $243 as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively, are included in Other current assets.

	Table 3
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2015 and 2014

(Dollars in Millions) (Unaudited)

	2015	2014

Operating Activities
Net income including noncontrolling interests	$583	$432
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	114	108
Restructuring and termination benefits, net of cash	57	45
Venezuela remeasurement charges	-	266
Stock-based compensation expense	32	34
Deferred income taxes	(22)	(21)
Cash effects of changes in:
Receivables	(150)	(77)
Inventories	(23)	(67)
Accounts payable and other accruals	111	100
Other non-current assets and liabilities	25	-
Net cash provided by operations	727	820

Investing Activities
Capital expenditures	(122)	(168)
Purchases of marketable securities and investments	(252)	(151)
Proceeds from sale of marketable securities and investments	110	74
Payment for acquisitions, net of cash acquired	-	(25)
Other	7	21
Net cash used in investing activities	(257)	(249)

Financing Activities
Principal payments on debt	(2,171)	(1,938)
Proceeds from issuance of debt	2,105	2,960
Dividends paid	(329)	(316)
Purchases of treasury shares	(374)	(453)
Proceeds from exercise of stock options and excess tax benefits	128	50
Net cash (used in) provided by financing activities	(641)	303

Effect of exchange rate changes on Cash and cash equivalents	(59)	(41)
Net (decrease) increase in Cash and cash equivalents	(230)	833
Cash and cash equivalents at beginning of the period	1,089	962
Cash and cash equivalents at end of the period	$859	$1,795

Supplemental Cash Flow Information

Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$727	$820
Less: Capital expenditures	(122)	(168)
Free cash flow before dividends	$605	$652

Income taxes paid	$164	$171

Table 4
Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2015 and 2014

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Net Sales
Oral, Personal and Home Care

North America	$789	$785
Latin America	1,087	1,152
Europe/South Pacific	741	865
Asia	661	672
Africa/Eurasia	254	298

Total Oral, Personal and Home Care	3,532	3,772

Pet Nutrition	538	553

Total Net Sales	$4,070	$4,325

	Three Months Ended March 31,
	2015	2014
Operating Profit
Oral, Personal and Home Care

North America	$218	$216
Latin America	308	290
Europe/South Pacific	184	217
Asia	193	193
Africa/Eurasia	39	59

Total Oral, Personal and Home Care	942	975

Pet Nutrition	147	144
Corporate(1)	(229)	(485)

Total Operating Profit	$860	$634

Note:
(1) Corporate operations includes costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended March 31, 2015 includes costs of $100 related to the 2012 Restructuring Program.

Corporate Operating profit (loss) for the three months ended March 31, 2014 included costs of $102 related to the 2012 Restructuring Program, a charge of $266 related to the 2014 Venezuela remeasurements and costs of $1 related to the sale of land in Mexico.

Table 5
Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended March 31, 2015 vs 2014

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	(6.0)%	4.0%	1.5%	1.5%	1.5%	2.5%	(10.0)%

Europe/South Pacific	(14.5)%	1.0%	5.0%	5.5%	5.5%	(4.5)%	(15.0)%

Latin America	(5.5)%	9.0%	1.5%	1.0%	1.5%	8.0%	(15.0)%

Asia	(1.5)%	(0.5)%	1.0%	0.5%	1.0%	(1.0)%	(1.5)%

Africa/Eurasia	(15.0)%	8.0%	0.5%	0.5%	0.5%	7.5%	(23.0)%

Total International	(8.0)%	4.5%	2.0%	2.0%	2.0%	2.5%	(12.5)%

North America	0.5%	1.5%	-%	-%	-%	1.5%	(1.0)%

Total CP Products	(6.5)%	4.0%	1.5%	1.5%	1.5%	2.5%	(10.5)%

Hill's	(2.5)%	5.5%	2.0%	2.0%	2.0%	3.5%	(8.0)%

Emerging Markets (1)	(6.0)%	6.5%	1.5%	1.5%	1.5%	5.0%	(12.5)%

Developed Markets	(6.0)%	1.5%	2.0%	2.0%	2.0%	(0.5)%	(7.5)%

Note:

(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

	Table 6

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2015 and 2014

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2015	2014
Gross profit, GAAP	$2,392	$2,524
2012 Restructuring Program	4	10
Costs related to the sale of land in Mexico	-	1
Gross profit, non-GAAP	$2,396	$2,535

			Basis Point
Gross Profit Margin	2015	2014	Change
Gross profit margin, GAAP	58.8%	58.4%	40
2012 Restructuring Program	0.1%	0.2%
Gross profit margin, non-GAAP	58.9%	58.6%	30

Selling, General and Administrative Expenses	2015	2014
Selling, general and administrative expenses, GAAP	$1,450	$1,544
2012 Restructuring Program	(18)	(17)
Selling, general and administrative expenses, non-GAAP	$1,432	$1,527

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2015	2014	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.6%	35.7%	(10)
2012 Restructuring Program	(0.4%)	(0.4%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.2%	35.3%	(10)

Other (Income) Expense, Net	2015	2014
Other (income) expense, net, GAAP	$82	$346
2012 Restructuring Program	(78)	(75)
Venezuela remeasurement charges	-	(266)
Other (income) expense, net, non-GAAP	$4	$5

Operating Profit	2015	2014	% Change
Operating profit, GAAP	$860	$634	36%
2012 Restructuring Program	100	102
Venezuela remeasurement charges	-	266
Costs related to the sale of land in Mexico	-	1
Operating profit, non-GAAP	$960	$1,003	(4%)

			Basis Point
Operating Profit Margin	2015	2014	Change
Operating profit margin, GAAP	21.1%	14.7%	640
2012 Restructuring Program	2.5%	2.3%
Venezuela remeasurement charges	-%	6.2%
Operating profit margin, non-GAAP	23.6%	23.2%	40

Net Income Attributable to Colgate-Palmolive Company	2015	2014	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$542	$388	40%
2012 Restructuring Program	67	73
Venezuela remeasurement charges	-	174
Costs related to the sale of land in Mexico	-	1
Net income attributable to Colgate-Palmolive Company, non-GAAP	$609	$636	(4%)

Diluted Earnings Per Common Share(1)	2015	2014	% Change
Diluted earnings per common share, GAAP	$0.59	$0.42	40%
2012 Restructuring Program	0.07	0.07
Venezuela remeasurement charges	-	0.19
Diluted earnings per common share, non-GAAP	$0.66	$0.68	(3%)

Note:
(1) The impact of non-GAAP adjustments on diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291